UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 25, 2015

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West Broad Street Suite 310, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 25, 2015 Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) issued a press release announcing that the Teamsters ratified an agreement among certain subsidiaries of the Partnership and the New England Teamsters and Trucking Industry Pension Fund (“the NETTI Fund”), a multiemployer pension plan in which such subsidiaries participate, providing for the Partnership’s participating subsidiaries to withdraw from the NETTI Fund’s original employer pool and enter the NETTI Fund’s new employer pool. The withdrawal from the original employer pool triggered an undiscounted withdrawal liability of $48.0 million that is to be paid in equal monthly installments over 30 years, or $1.6 million per year. The estimated annual after tax cash impact of entering into this agreement is $0.9 million.

We expect to record in the fourth quarter of fiscal 2015, a non-cash charge in order to establish a withdrawal liability of approximately $17.8 million on our consolidated balance sheet, which represents the present value of the $48.0 million future payment obligation at a discount rate of 8.22%. In addition we will record a non-cash deferred tax benefit of approximately $7.4 million. The net result of these two non-cash items is expected to reduce our net income for fiscal 2015 by $10.4 million.

The NETTI Fund includes over two hundred of our current employees and has been classified as carrying “red zone” status, meaning that the value of NETTI Fund’s assets are less than 65% of the actuarial value of the NETTI Fund’s benefit obligations.

A copy of the press release is attached as Exhibit 99.1 to this current report.

Item 9.01	Financial Statement and Exhibits

Exhibit 99.1	A copy of the Star Gas Partners, L.P. Press Release dated September 25, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: September 25, 2015